EX-28.m.i

DISTRIBUTION AND SERVICE PLAN

The following Distribution and Service Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”), by Dimensional ETF Trust (the “Trust”), separately for each series of the Trust identified on Schedule A as amended from time to time (the “Series”), which Trust and Series may do business under these or such other names as the Board of Trustees of the Trust may designate from time to time. The Plan has been approved by a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto (“non-interested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan. Such approval by the Trustees included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each such Series and its respective shareholders.

The Trust is a statutory trust organized under the laws of the State of Delaware, is authorized to issue different series of securities, and is an open-end management investment company registered under the 1940 Act. DFA Securities LLC (the “Distributor”) is the principal underwriter for the Series’ shares pursuant to the Distribution Agreement between the Distributor and the Trust on behalf of each Series (the “Distribution Agreement”).

The Plan provides that:

l. The Trust shall pay to the Distributor, out of the assets of a particular Series, a monthly fee not to exceed the fee rate set forth on Schedule A for such Series as may be determined by the Trust’s Board of Trustees from time to time.

2. The Distributor shall use the monies paid to it pursuant to paragraph l above to finance any activity primarily intended to result in the sale of Creation Units of each Series or the provision of investor services, including but not limited to (i) delivering copies of the Trust’s then-current prospectus to prospective purchasers of such Creation Units; (ii) preparing, setting in type, printing and mailing any prospectus, report or other communication to prospective shareholders or authorized participants of the Trust; (iii) marketing and promotional services including advertising; (iv) facilitating communications with beneficial owners of shares of the Series; and (v) such other services and obligations as are set forth in the Distribution Agreement.

3. The Distributor shall report to the Trust at least monthly on the amount and the use of the monies paid to it under the Plan and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan and the use thereof by the Distributor in order to enable the Board to make an informed determination of the amount of the Trust’s payments with respect to each Series and whether the Plan should be continued with respect to each Series.

4. The officers of the Trust shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the amounts expended under the Plan with respect to each Series and the purposes for which such expenditures were made.

5. This Plan shall take effect with respect to the shares of a particular Series as of the effective date set forth on Schedule A (the “Commencement Date”); thereafter, the Plan shall continue in effect with respect to the shares of a particular Series for a period of more than one year from the Commencement Date only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Trust, and of the non-interested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

6. (a) The Plan may be terminated as to the shares of any particular Series at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of such Series.

(b) The Plan may not be amended as to the shares of any particular Series to increase materially the amount to be spent for distribution pursuant to paragraph l hereof without approval by the shareholders of such Series.

7. All material amendments to this Plan shall be approved by the non-interested Trustees in the manner described in paragraph 5 above.

8. So long as the Plan is in effect, the selection and nomination of the Trust’s non-interested Trustees shall be committed to the discretion of such non-interested Trustees.

9. The definitions contained in Sections 2(a)(19) and 2(a)(42) of the 1940 Act shall govern the meaning of “interested person(s)” and “vote of a majority of the outstanding voting securities,” respectively, for the purposes of this Plan.

Approved and Adopted by the Board of Trustees of the Trust as of:

September 18, 2020, as revised June 24, 2021, December 15, 2021, March 25, 2022, September 16, 2022, December 20, 2022, March 24, 2023, June 22, 2023, June 26, 2024, December 16, 2025 and March 13, 2026.

Schedule A to the Distribution and Service Plan

Series	Fee Rate (per annum of the average daily net assets of the Fund)	Commencement Date
Dimensional US Core Equity Market ETF	0.25%	11/17/2020
Dimensional International Core Equity Market ETF	0.25%	11/17/2020
Dimensional Emerging Core Equity Market ETF	0.25%	12/1/2020
Dimensional Core Fixed Income ETF	0.25%	11/15/2021
Dimensional Short-Duration Fixed Income ETF	0.25%	11/15/2021
Dimensional Inflation-Protected Securities ETF	0.25%	11/15/2021
Dimensional National Municipal Bond ETF	0.25%	11/15/2021
Dimensional US High Profitability ETF	0.25%	02/23/2022
Dimensional US Real Estate ETF	0.25%	02/23/2022
Dimensional US Small Cap Value ETF	0.25%	02/23/2022
Dimensional International Core Equity 2 ETF	0.25%	03/23/2022
Dimensional International Small Cap Value ETF	0.25%	03/23/2022
Dimensional International Small Cap ETF	0.25%	03/23/2022
Dimensional International High Profitability ETF	0.25%	03/23/2022
Dimensional Emerging Markets High Profitability ETF	0.25%	04/26/2022
Dimensional Emerging Markets Value ETF	0.25%	04/26/2022
Dimensional Emerging Markets Core Equity 2 ETF	0.25%	04/26/2022
Dimensional US Sustainability Core 1 ETF	0.25%	11/1/2022
Dimensional International Sustainability Core 1 ETF	0.25%	11/1/2022
Dimensional Emerging Markets Sustainability Core 1 ETF	0.25%	11/1/2022
Dimensional Global Sustainability Fixed Income ETF	0.25%	11/15/2022
Dimensional Global Real Estate ETF	0.25%	12/6/2022
Dimensional US Large Cap Value ETF	0.25%	12/6/2022
Dimensional US Large Cap Vector Equity ETF	0.25%	11/1/2023
Dimensional California Municipal Bond ETF	0.25%	06/26/23
Dimensional US Core Equity 1 ETF	0.25%	09/12/2023
Dimensional World Equity ETF	0.25%	09/26/2023
Dimensional Ultrashort Fixed Income ETF	0.25%	09/26/2023
Dimensional Global Core Plus Fixed Income ETF	0.25%	11/7/2023
Dimensional International Core Fixed Income ETF	0.25%	11/7/2023
Dimensional Global Credit ETF	0.25%	11/7/2023

Dimensional US Vector Equity ETF	0.25%	09/10/2024
Dimensional International Vector Equity ETF	0.25%	09/10/2024
Dimensional Emerging Markets ex China Core Equity ETF	0.25%	11/13/2024
Dimensional US Large Cap Core Equity Market ETF	0.25%	[___]